Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

BAIRD MEDICAL INVESTMENT HOLDINGS LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(3)		Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value $0.0001 per share	457(c) and (h)	4,617,228	(2)	$4.785	$22,093,435.98	$0.00015310	$3,382.505

	Total Offering Amounts		4,617,228			$22,093,435.98		$3,382.505
	Total Fee Offsets							$—
	Total Fees Previously Paid							$—
	Net Fee Due							$3,382.505

(1)	Represents ordinary shares which are issuable under the 2024 Equity Incentive Plan of the Registrant. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement is deemed to cover an indeterminate number of ordinary shares which may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions as provided in the 2024 Equity Incentive Plan.

(2)	Represents ordinary shares to be issued pursuant to the 2024 Equity Incentive Plan. The proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on US$4.785 per share, the average of the high and low prices for the Registrant’s ordinary shares as quoted on the Nasdaq Capital Market on January 2, 2025.

(3)	Any ordinary share covered by an award granted under the 2024 Equity Incentive Plan (or portion of an award) that is forfeited, cancelled or otherwise expired for any reason without having been exercised shall be deemed not to have been issued for purposes of determining the maximum aggregate number of ordinary shares which may be issued under the 2024 Equity Incentive Plan.